NewsRelease		(Williams Logo)

NYSE: WMB

Date:	July 15, 2005

Williams Names Ted Timmermans as Chief Accounting Officer

TULSA, Okla. – Williams (NYSE:WMB) today named Ted Timmermans as vice president, corporate controller and chief accounting officer.

“Ted Timmermans brings considerable finance and accounting experience to this role as we sustain our focus on financial discipline and excellence in financial reporting,” said Don Chappel, chief financial officer for Williams. “Ted has had a very successful finance career at Williams and has strong technical knowledge of financial accounting.”

Timmermans, 48, has held several increasingly responsible finance positions within Williams, ranging from energy-related start-up companies to established interstate natural gas pipelines.

Previously, Timmermans was assistant controller with responsibilities for SEC financial reporting and providing financial consulting to Williams’ business units.

Timmermans joined Williams in 1978 in an internal auditor capacity, and held several positions within Williams’ various subsidiaries, as well as serving in corporate finance and accounting positions.

He holds a bachelor of science degree in Accounting, a master of Business Administration and a master of science in Taxation. A certified public accountant, he is a member of the American Institute of Certified Public Accountants and the Oklahoma Society of Certified Public Accountants.

Timmermans succeeds Gary Belitz, who is assuming a new position as vice president, Finance & Accounting for Williams’ Exploration and Production business, effective August 5, 2005.

About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Julie Gentz

Williams (media relations)

(918) 573-3053

Richard George

Williams (investor relations)

(918) 573-3679

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.